EXHIBIT 99.1

FOR IMMEDIATE RELEASE Editorial Contacts: Kellie Bourdage NAVTEQ Tel: 312-894-7479	Bob Richter for NAVTEQ Tel: 212-802-8588

e-M: kellie.bourdage@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ

Tel: 312-894-7500

e-M: investorrelations@navteq.com

Business Leader Andrew J. Green Elected to NAVTEQ Board of Directors

Chicago, IL — March 1, 2006 — NAVTEQ (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today announced that Andrew J. Green, Chief Executive of BT Global Services, has been elected to the NAVTEQ Board as Director, effective March 16, 2006. BT Global Services is a division of BT Group plc with more than 25,000 employees and annual revenues in excess of $10 billion. Mr. Green’s election to the NAVTEQ Board furthers the company’s goal of adding key business leaders who bring diverse expertise and a unique vantage point to the company.

Andy Green brings more than 20 years experience in managing key issues that face high growth technology companies. Green is recognized for his ability to identify strategic positioning and business opportunities in the dynamic conditions of the Information Technology industry. Green has repositioned several BT divisions, focusing them on selected services and solutions. Under Green’s leadership, the BT Global Services division achieved profitability for the first time in its history last year and has become recognized as a leading global provider of networked IT services.

 “We have been focused on building a Board of Directors that combines seasoned, proven management with a specialized understanding of business issues and market dynamics that are essential to NAVTEQ’s success. Andy Green’s business insight and intimate understanding of a critical new market opportunity make him an especially compelling addition to our Board,” said Chris Galvin, Chairman of the Board, NAVTEQ Corporation.

“Beyond experience and management savvy, Andy Green brings a keen understanding of the challenges and opportunities surrounding communications, IT and advanced technologies. He is well suited to help NAVTEQ further diversify into other industries and expand its global reach,” commented Judson Green, President and Chief Executive Officer, NAVTEQ Corporation.

“NAVTEQ has a strong foundation in multiple growing markets. Today, they are at the forefront of the emerging location-enabled applications arena with significant opportunities for growth around the world. I look forward to leveraging my knowledge of the communications and IT industries to position NAVTEQ to capitalize on these opportunities,” said Andy Green, CEO, BT Global Services.

Wilhelmus Groenhuysen, an executive of the Philips organization, has stepped down from his position as Director on the NAVTEQ Board concurrent with Mr. Green’s appointment, in accordance with his intent reported in the Company’s Form 8-K/A report filed January 9, 2006.

Additional Biographical Information: Andrew J. Green

Andy Green has served as CEO of BT Global Services since 2001, and is a member of the BT Group plc Board. Since joining BT in 1986, he has held a number of positions, including Chief Executive of BT Openworld and Group Director of Strategy and Development. Prior to joining BT, Green held positions with Shell and Deloitte, Haskins and Sells. He holds a degree from Leeds University.

About BT

BT is one of the world’s leading providers of communications solutions and services operating in more than 160 countries. Its principal activities include networked IT services, local, national and international telecommunications services, and higher-value broadband and internet products and services. BT consists principally of four lines of business: BT Global Services, Openreach, BT Retail and BT Wholesale.

In the year ended 31 March 2005, BT Group’s revenue was £18,623 million with profit before taxation of £2,354 million.

British Telecommunications plc (BT) is a wholly-owned subsidiary of BT Group and encompasses virtually all businesses and assets of the BT Group. BT Group plc is listed on stock exchanges in London and New York.

For more information, visit www.bt.com/aboutbt

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,900 employees located in 131 offices in 23 countries.

NAVTEQ is a trademark in the U.S. and other countries. © 2005 NAVTEQ. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2005,as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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